Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Chris Ogle Levi Strauss & Co. (800) 438-0349 Investor-relations@levi.com	Media Contact: Kris Marubio Levi Strauss & Co. (415) 501-6709 kmarubio@levi.com

Levi Strauss & Co. Commences Tender Offer and Solicitation of Consents for

its 8 7/8% Senior Notes Due 2016

SAN FRANCISCO (April 24, 2012) — Levi Strauss & Co. today announced that it has commenced a cash tender offer for any and all of its outstanding $350 million 8 7/8% Senior Notes due 2016 (CUSIP No. 52736R AV4; ISIN No. US52736R AV42) (the “Notes”). The tender offer will expire at 12:00 midnight, New York City time, on May 21, 2012, unless extended or earlier terminated by the company. In connection with the cash tender offer, the company is also soliciting consents from the holders of the Notes to amend the indenture under which the Notes were issued to eliminate or make less restrictive most of the restrictive covenants, and certain related events of default, contained in the indenture.

Under the terms of the tender offer, the total consideration for each $1,000 principal amount of Notes tendered and accepted in the tender offer will be $1,033.33. The company will also pay accrued and unpaid interest to, but excluding, the payment date. The total consideration includes a consent payment of $30.00 per $1,000 principal amount of Notes, and is only payable to holders who tender their Notes and deliver their consents on or prior to 5:00 p.m., New York City time, on May 7, 2012 (the “Consent Payment Deadline”). Holders who tender their Notes after the Consent Payment Deadline and prior to the expiration of the tender offer will receive the total consideration less the consent payment, or $1,003.33 per $1,000 principal amount of Notes.

Prior to the expiration of the tender offer, upon satisfaction or waiver of the conditions to the tender offer, the company may, at its option, accept and pay for Notes tendered. The company currently expects that it will accept the Notes tendered on or prior to the Consent Payment Deadline on or about May 7, 2012 and pay for such Notes on or about May 8, 2012. Subject to limited conditions, all Notes tendered after the company’s initial acceptance of Notes for purchase will be accepted and paid for promptly following the expiration date of the tender offer. Holders will be paid accrued and unpaid interest up to but not including the applicable date of payment.

The company’s obligation to consummate the tender offer is conditioned upon the satisfaction of certain conditions, including (i) the consummation by the company before the expiration of the tender offer of a financing transaction with gross proceeds of at least $350 million and (ii) holders of the Notes representing not less than a majority in principal amount of the outstanding

Notes having tendered their Notes and delivered their consents. Full details of the terms and conditions of the tender offer are included in the company’s Offer to Purchase and Consent Solicitation Statement dated April 24, 2012.

The company has retained BofA Merrill Lynch as the dealer manager in connection with the tender offer and as solicitation agent in connection with the consent solicitation. BofA Merrill Lynch can be contacted at (+1) 888-292-0070 (U.S. toll free) or (+1) (646) 855- 3401 (collect). Holders can request documents from Global Bondholder Services Corporation, at (+1) 866-807-2200 (U.S. toll free) or (+1) 212-430-3774 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other security. The tender offer is made only by an Offer to Purchase and Consent Solicitation Statement dated April 24, 2012. The tender offer is not being made directly or indirectly to any resident or person located in any jurisdiction where the tender offer would be unlawful.

Forward Looking Statements

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2011, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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